NEW YORK MORTGAGE TRUST TO PRESENT
AT THE FRIEDMAN BILLINGS RAMSEY
11TH ANNUAL INVESTOR CONFERENCE ON NOVEMBER 30TH

NEW YORK, NY - November 23, 2004 - New York Mortgage Trust, Inc. (NYSE: NTR) announced today that Steven Schnall, Chairman and Co-Chief Executive Officer, and Michael Wirth, Chief Financial Officer, are scheduled to make a presentation regarding the Company on November 30, 2004 at the Friedman Billings Ramsey 11th Annual Investor Conference.

The investor presentation is scheduled at 3:30 ET on Tuesday, November 30, 2004 and will be available to interested parties via a live webcast. A link to the webcast can be found at the Investor section of the Company's website at http://www.nymtrust.com. Please allow extra time to visit the site and download the necessary software to listen to the Internet broadcast. A replay of the presentation will be archived for 90 days.

About New York Mortgage Trust

New York Mortgage Trust, Inc. (NYMT) is a real estate investment trust (REIT) focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. The mortgage portfolio is comprised largely of prime adjustable-rate and hybrid mortgage loans and securities, much of which, over time will be originated by NYMT's wholly owned mortgage origination business, The New York Mortgage Company, LLC (NYMC), a taxable REIT subsidiary. The ability to build a portion of its loan portfolio from loans internally originated is a cornerstone of NYMT's strategy.

For Further Information
AT THE COMPANY Michael I. Wirth, Chief Financial Officer Phone: 212-634-2342 Email: mwirth@nymtrust.com	AT FINANCIAL RELATIONS BOARD Joe Calabrese (General) 212-445-8434 Julie Tu (Analysts) 212-445-8456

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.